Pyxus International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE
Pyxus International Announces Changes to Board of Directors
Morrisville, NC – January 23, 2023 – Pyxus International, Inc. (OTC Pink: PYYX) ("Pyxus" or the "Company"), a global value-added agricultural company, today announced the resignation of Patrick B. Fallon, Managing Principal of Monarch Alternative Capital LP, from its Board of Directors and the appointment of two new members of the Board, John S. Alphin and Patrick J. Bartels, Jr. effective January 18, 2023. The changes to the Board result in an increase in the total number of directors from six to seven individuals.

"On behalf of the Company's Board of Directors, I thank Mr. Fallon for his guidance in redefining the Company’s strategy, helping position the business for growth and long-term success,” said Pyxus President and CEO Pieter Sikkel. “I am pleased to welcome Mr. Alphin and Mr. Bartels to Pyxus’ Board of Directors and look forward to their strategic direction as we work to accelerate business growth, increase stakeholder value and together grow a better world.”

Alphin has 24 years of tobacco industry experience, including serving as a Corporate Director and Head of Global Leaf Sourcing for British American Tobacco. His areas of expertise include strategy and business development, generation of sales and operational efficiencies, navigation of complex, global supply chains, and implementation of robust sustainability and corporate governance programs. Alphin will serve as a member of the Environmental, Social, Governance and Nominating Committee of Pyxus’ Board of Directors.

Bartels brings more than 20 years of experience in the financial sector and currently serves as a Managing Member of Redan Advisors LLC. He previously held positions with Monarch Alternative Capital LP, Investco Ltd. and PwC. Additionally, Bartels has served as a director on numerous public and private boards and has experience in corporate governance, finance, capital markets, and mergers and acquisitions. Bartels will serve as a member of the Audit Committee and Chair of the Compensation Committee of the Company’s Board of Directors.

About Pyxus International, Inc.

Pyxus International, Inc. is a global agricultural company with 150 years of experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable, and traceable products and ingredients. For more information, visit www.pyxus.com.

Media Contact
Miranda Kinney
VP, Communications,
Sustainability & External Affairs
Pyxus International, Inc.
(919) 379-4300
mkinney@pyxus.com

Investor Relations
Tomas Grigera
VP Corporate Treasurer
Pyxus International, Inc.
(919) 379-4300
tgrigera@pyxus.com
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